Exhibit 18.1
May 2, 2022
Kemper Corporation
200 East Randolph Street, Suite 3300
Chicago, Illinois 60601

Dear Sirs/Madams:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2022, of the facts relating to including anticipated net investment income in premium deficiency assessments performed for the property & casualty segments. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Kemper Corporation, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of Kemper Corporation and its subsidiaries as of any date or for any period subsequent to December 31, 2021. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company and its subsidiaries as of any date or for any period subsequent to December 31, 2021.
Yours truly,
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois